Exhibit 4.3

E.L.F. BEAUTY, INC.

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

Dated as of [            ], 2016

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This Amended and Restated Stockholders Agreement (this “Agreement”) is entered into as of [            ], 2016, by and among (i) e.l.f. Beauty, Inc., a Delaware corporation (f/k/a J.A. Cosmetics Holdings, Inc.) (the “Company”), (ii) TPG elf Holdings, L.P., a Delaware limited partnership (together with its Permitted Transferees designated as such in such Permitted Transferees’ Joinder Agreements, “TPG”), (iii) each of the Persons listed on the Schedule of Rollover Stockholders attached hereto as such schedule may be modified or amended from time to time to reflect any Transfer to Permitted Transfers (the “Rollover Stockholders”), and (iv) each other Person listed on the Schedule of Additional Stockholders attached hereto as such schedule may be modified or amended from time to time to reflect each Person after the date hereof who at any time acquires Equity Securities of the Company and agrees to become party to and bound by this Agreement by signing a Joinder Agreement (“Joinder Agreement”), in the form attached hereto as Exhibit A (each an “Additional Stockholder” and collectively with TPG and the Rollover Stockholders, the “Stockholders”). Each capitalized term used and not otherwise defined herein shall have the meaning set forth in Section 7.

WHEREAS, the Company, TPG, the Rollover Stockholders and certain other Persons entered into a Stockholders Agreement, dated as of January 31, 2014 (the “Existing Stockholders Agreement”);

WHEREAS, in connection with the intended Public Offering of the Company, the Stockholders desire to amend and restate in their entirety the terms of the Existing Stockholders Agreement to provide for certain governance rights and other matters and to set forth the rights and obligations of the Stockholders following the Public Offering;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

SECTION 1.	COVENANTS, REPRESENTATIONS AND WARRANTIES

Each Stockholder hereby represents and warrants to the Company and acknowledges that: (i) to the extent applicable, the execution, delivery and performance of this Agreement have been duly authorized by such Stockholder and do not require such Stockholder to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Stockholder or other governing documents or any agreement or instrument to which such Stockholder is a party or by which such Stockholder is bound; (ii) such Stockholder has the power and authority to enter into this Agreement and to carry out its obligations hereunder; and (iii) this Agreement is valid, binding and enforceable against such Stockholder in accordance with its terms.

SECTION 2.	RESTRICTIONS ON TRANSFER OF COMPANY STOCK

2A. Restrictions on Transfer.

(i) No Stockholder shall Transfer any interest in any Shares other than (w) pursuant to and in compliance with this Section 2, (x) pursuant to and in accordance with the Registration Rights Agreement, (y) pursuant to a Public Sale or (z) to any of its Permitted Transferees.

(ii) Prior to consummating, or committing to consummate, any Transfer of any Shares (other than pursuant to a Public Sale) to any Person (including, for the avoidance of doubt, any Permitted Transferees), and as a condition precedent to any such Transfer, the Transferring Stockholder shall cause each prospective Transferee thereof to execute and deliver to the Company a Joinder Agreement substantially in the form attached hereto as Exhibit A. Any Transfer or attempted Transfer of any Shares in violation of the foregoing or any other provision of this Agreement shall be void ab initio, and the Company shall not record such Transfer on its books or treat any purported Transferee of such Shares as the owner of such Shares for any purpose.

(iii) No Stockholder shall avoid the provisions of this Agreement by making one or more Transfers to one or more Persons and then disposing of all or any portion of such Stockholder’s interest in any such Person, or by issuing any equity securities of such Person other than to the current direct and indirect holders of such equity interests. Each Stockholder that is not a natural Person shall cause the holders of legal and beneficial interests in such Stockholder to not avoid the provisions of this Agreement by disposing all or any portion of such Person’s interest in such Stockholder. Any Transfer or attempted Transfer in violation of this Section 2A(iii) shall be void and otherwise subject to Section 2A(ii).

2B. Void Transfers. Any Transfer by any Stockholder of any Shares or other interest in the Company in contravention of this Agreement in any respect (including the failure of the Transferee to execute a Joinder Agreement in accordance with Section 2A(ii)) shall be void and ineffectual and shall not bind or be recognized by the Company or any other Person.

2C. Effect of Assignment. Any Stockholder who shall assign any Shares or other interest in the Company shall cease to be a Stockholder of the Company with respect to such Shares or other interest and shall no longer have any rights or privileges of a Stockholder with respect to such Shares or other interest.

SECTION 3.	BOARD OF DIRECTORS; OBSERVERS; VOTING

3A. Composition of the Board. The authorized number of directors on the Company’s Board shall initially be eight (8); three (3) of whom shall initially be representatives designated by TPG (the “TPG Directors”), one (1) of whom shall initially be a representative designated by the Rollover Stockholders (the “Rollover Stockholders Director”), one (1) of whom shall initially be the then-current Chief Executive Officer of the Company (the “CEO Director”), and three (3) of whom shall initially meet the independence criteria set forth in Rule 10A-3 under the 1934 Securities Act (the “Independent Directors”). The foregoing directors shall be divided into three classes of directors, each of which directors shall serve for staggered three (3) year-terms and who shall initially be allocated as follows:

(i) the class I directors shall include: one (1) TPG Director and two (2) Independent Directors;

(ii) the class II directors shall include: one (1) TPG Director and the Rollover Stockholders Director; and

(iii) the class III directors shall include: one (1) TPG Director, the CEO Director and one (1) Independent Director.

The initial term of the class I directors shall expire at the Company’s 2017 annual meeting of stockholders at which directors are elected. The initial term of the class II directors shall expire at the Company’s 2018 annual meeting of stockholders at which directors are elected. The initial term of the class III directors shall expire at the Company’s 2019 annual meeting at which directors are elected. Any additional authorized directors shall be assigned to classes in as nearly as equal number as possible.

3B. TPG/Rollover Stockholder Representation. Each Stockholder shall vote all of his, her or its Shares and any other voting securities of the Company over which such Stockholder has voting control (whether at a stockholders’ meeting which has been duly called or by written consent, if applicable) and shall take all other Necessary Action within his, her or its control (including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings, if applicable), and the Company shall take all Necessary Action within its control (including calling special board and stockholder meetings), so that the Board shall at all times be composed of the following persons:

(i) for so long as TPG holds a number of shares of Common Stock representing at least the percentage of the outstanding Common Stock shown below, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by TPG that, if elected, will result in TPG having the number of directors serving on the Board that is shown below.

Percentage of Outstanding Common Stock	Number of TPG Directors
30% or greater	3

Less than 30% but greater than or equal to 20%	2

Less than 20% but greater than or equal to 5%	1

Less than 5%	0

(ii) for so long as the Rollover Stockholders hold a number of shares of Common Stock representing at least ten percent (10%) of the outstanding Common Stock, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected one (1) individual designated by the Rollover Stockholders.

(iii) for so long as the Stockholders hold a number of shares of Common Stock representing at least fifty percent (50%) of the outstanding Common Stock, the Company shall, and the Stockholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected the CEO Director.

3C. TPG Committee Representation. Subject to applicable laws and stock exchange regulations, TPG shall have the right to have a representative appointed to serve on each committee of the Board other than the audit committee for so long as TPG has the right to designate at least one (1) director for election to the Board.

3D. Vacancies and Removal. Except as provided for in Section 3A and Section 3B, and to the extent not inconsistent with Section 141(k) of the General Corporation Law of the State of Delaware and the Company’s Governing Documents, (i) TPG and the Rollover Stockholders shall have the exclusive right to remove their respective directors from the Board, and the Board and the Stockholders shall take all Necessary Action to cause the removal of any of the TPG Directors or the Rollover Stockholders Director at the request of TPG or the Rollover Stockholders, as applicable, and (ii) TPG and the Rollover Stockholders shall have the exclusive right to designate for election to the Board directors to fill vacancies created by reason of death, removal or resignation of their respective directors, and the Board and the Stockholders shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by TPG or the Rollover Stockholders, as applicable, as promptly as reasonably practicable; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, TPG and the Rollover Stockholders shall not have the right to designate a replacement director, and the Board and the Stockholders shall not be required to take any action to cause any vacancy to be filled with any such TPG Director or Rollover Stockholder Director, as applicable, to the extent that election or appointment of such TPG Director or Rollover Stockholder Director to the Board would result in a number of directors designated by TPG or the Rollover Stockholders in excess of the number of directors that TPG or the Rollover Stockholders are then entitled to designate for membership on the Board pursuant to Section 3B.

3E. Subsidiary Boards. The Company shall at all times, unless otherwise determined by the Board in its sole discretion, cause the board of directors of e.l.f. Cosmetics, Inc. to be composed of the same persons who are then members of the Board pursuant to Section 3A and Section 3B.

3F. Additional Unaffiliated Directors. For so long as TPG has the right to designate at least one (1) director for nomination under this Agreement, the Company will take all Necessary Action to ensure that the number of directors serving on the Board shall not exceed nine (9); provided, that the number of directors may be increased if necessary to satisfy the requirements of applicable laws and stock exchange regulations.

3G. Board Meeting Expenses. The Company shall pay all reasonable reimbursable out-of-pocket costs and expenses (including, but not limited to, travel and lodging) incurred by each member of the Board incurred in the course of his or her service hereunder, including in connection with attending regular and special meetings of the Board, any board of directors or board of managers of each of the Company’s Subsidiaries and/or any of their respective committees.

3H. Indemnification. The Company shall obtain customary director and officer indemnity insurance on reasonable terms. The Company hereby acknowledges that any director, officer or other indemnified person covered by any such indemnity insurance policy (any such Person, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by TPG or one or more of its Affiliates (collectively, the “Fund Indemnitors”). The Company hereby (i) agrees that the Company and any of its Subsidiaries that provides indemnity shall be the indemnitor of first resort (i.e., its or their obligations to an Indemnitee shall be primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnitee shall be secondary), (ii) agrees that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any other agreement between the Company and an Indemnitee, without regard to any rights an Indemnitee may have against any Fund Indemnitor or its insurers, and (iii) irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company.

3I. Irrevocable Proxy. In order to secure the obligation of each holder of Shares to vote his, her or its Shares and other voting securities of the Company in accordance with Section 3A and Section 3B, for so long as TPG has the right to designate at least one (1) director for nomination under this Agreement, each holder of Shares appoints TPG as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his, her or its Shares and other voting securities of the Company (whether now owned or hereafter acquired) for all matters in connection therewith; provided, however, that the irrevocable proxy granted to TPG by an Additional Stockholder hereunder shall automatically terminate at such time as such Additional Stockholder becomes a Terminated Stockholder (as defined in Section 3J below). TPG may exercise the irrevocable proxy granted to it hereunder at any time that the vote, consent or approval of any holder of Shares may be required pursuant Section 3A and Section 3B. The proxies and powers granted by each such Stockholder pursuant to this Section 3I are coupled with an interest and are given to secure the performance of each such Stockholder’s obligations under this Agreement. Such proxies and powers shall be irrevocable and shall survive the death, incompetency, disability, bankruptcy or dissolution of such Stockholder and the subsequent holders of such Stockholder’s Shares or other voting securities.

3J. Termination of Voting Agreement. In the event any Additional Stockholder who is or was classified as an “officer” of the Company as defined in Rule 16a-1 under the 1934 Securities Act is no longer an “officer,” director or “ten percent beneficial owner” (as defined in Rule 16a-2 under the 1934 Securities Act) (each, a “Section 16 Reporting Person”), such Additional Stockholder and any other Additional Stockholder which (A) is not an Affiliate of any other Additional Stockholder that remains a Section 16 Reporting Person and (B) of which the “officer” or a family member thereof is the trustee, trustor, grantor, donor, settlor or beneficiary, or that was otherwise established by the Terminated Stockholder or such Terminated Stockholder’s family member (collectively, the “Terminated Stockholder”) shall no longer be subject to any further obligations under Sections 2, 3B and 3D and such obligations shall terminate effective immediately upon the termination of such Terminated Stockholder’s status as a Section 16 Reporting Person.

SECTION 4.	RESTRICTIONS

4A. Consent Rights of TPG. For so long as TPG owns or holds of record, directly or indirectly, shares of Common Stock representing at least 30% of the outstanding Common Stock, the Company shall not, and shall cause each of its Subsidiaries to not, take any of the following actions without the prior written consent of TPG:

(i) except as expressly contemplated by this Agreement, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (x) any notes or debt securities with options, warrants or other rights to acquire Equity Securities (including any notes or debt securities convertible into or exchangeable for Equity Securities or options, warrants or other rights to acquire Equity Securities issued in connection therewith) of the Company or any Subsidiary or otherwise containing profit participation features or (y) any Equity Securities of the Company or any Subsidiary other than Equity Securities issued to employees or directors of, or consultants or advisors to, the Company or any Subsidiary pursuant to a plan, agreement or arrangement approved by the Board;

(ii) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction or series of transactions;

(iii) other than with respect to transactions between or among the Company and/or its Subsidiaries, create, incur, assume or suffer to exist any indebtedness in excess of $50,000,000 for borrowed money, guaranties of borrowed money or capitalized leases other than indebtedness under the terms and provisions of the Credit Facility; and

(iv) increase or decrease the size of the Company’s Board other than in accordance with Section 3.

SECTION 5.	FINANCIAL INFORMATION

5A. Quarterly Financial Statements. Concurrently with the distribution of the Company’s quarterly financial statements to the audit committee of the Board for review, for so long as TPG has the right to designate at least one (1) director for nomination under this Agreement, the Company shall deliver to TPG an unaudited balance sheet of the Company as of the last day of each of the first three (3) fiscal quarters of each fiscal year and the related unaudited consolidated statements of income, shareholders equity and cash flows for such fiscal quarter and for the fiscal year-to-date period then ended.

5B. Annual Financial Statements. Concurrently with the distribution of the Company’s annual financial statements to the audit committee of the Board for review, for so long as TPG has the right to designate at least one (1) director for nomination under this Agreement, the Company shall deliver to TPG an audited balance sheet of the Company as of the end of such fiscal year and the related audited consolidated statements of income, shareholders equity and cash flows for such fiscal year (it being understood that the Company shall not in any event be obligated to deliver any such audited financial statements prior to one hundred fifty (150) days after completion of the applicable fiscal year unless such audited financial statements have been released earlier).

5C. Access. For so long as TPG holds at least five percent (5%) of the outstanding Common Stock, the Company shall, and shall cause its Subsidiaries to, permit TPG and its respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary.

SECTION 6.	CONFIDENTIALITY

6A. Confidentiality.

(i) Each Stockholder recognizes and acknowledges that it has and may in the future receive certain confidential and proprietary information and trade secrets of the Company and its Subsidiaries, including regarding identifiable, specific and discrete business opportunities being pursued by the Company or its Subsidiaries (the “Confidential Information”). Except as otherwise agreed to by the Company and TPG, each Stockholder agrees that it will not, and shall cause each of its directors, officers, equityholders, partners, employees, agents and members not to, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, disclose Confidential Information to any Person for any reason or purpose whatsoever, except (a) to authorized directors, officers, representatives, agents and employees of the Company or its Subsidiaries and as otherwise may be proper in the course of performing such Stockholder’s obligations, or enforcing such Stockholder’s rights, under this Agreement and the agreements expressly contemplated hereby; (b) as part of such Stockholder’s normal reporting, rating or review procedure (including normal credit rating or pricing process), or in connection with such Stockholder’s or such Stockholder’s Affiliates’ normal fund raising, marketing, informational or reporting activities, or to such Stockholder’s (or any of its

Affiliates’) Affiliates, auditors, attorneys or other agents who need to know such Confidential Information and are subject to confidentiality obligations; (c) to any bona fide prospective purchaser of the equity or assets of such Stockholder or its Affiliates or the shares of Company Stock held by such Stockholder, or prospective merger partner of such Stockholder or its Affiliates, provided that such prospective purchaser or merger partner agrees to be bound by a confidentiality agreement consistent with the provisions of this Section 6; or (d) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation, provided that (1) in the event that a Stockholder is requested or required, pursuant to the type of process described in this clause (d), to disclose any Confidential Information such Stockholder will provide the Company with prompt notice of any such request or requirement and shall cooperate with the Company so that the Company may, in its discretion, seek a protective order or other appropriate remedy, if available, (2) such Stockholder will give the Company written notice of the information to be disclosed as far in advance as practicable, and (3) such Stockholder will cooperate with the Company’s efforts to obtain, at the Company’s sole expense, a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed, and in the event that such protective order is not obtained (or sought by the Company after notice), the Stockholder (A) shall furnish only that portion of the Confidential Information which, upon advice of counsel, is legally required to be furnished and (B) will exercise its reasonable efforts to obtain adequate assurances that confidential treatment will be accorded the Confidential Information by its recipients. For purposes of this Section 6, “Confidential Information” shall not include any information which (x) such Person learns from a source other than the Company or any of its Subsidiaries who is at the time of the disclosure not known by such Person to be bound by any confidentiality obligations, (y) is disclosed in a Company prospectus or other similar Company document disseminated to the public, or (z) otherwise becomes publicly known and made generally available through no wrongful act of any Stockholder. Nothing in this Section 6 shall in any way limit or otherwise modify the provisions of any other agreement entered into by any Stockholder with the Company or any of its Subsidiaries.

(ii) The Company hereby agrees that it and its Subsidiaries, and its and its Subsidiaries’ respective directors, officers, equityholders, partners, employees, agents and members, with the exception of the TPG Affiliated Persons, shall keep confidential, and shall not disclose to any third Person or use for its own benefit, without prior approval of TPG any non-public information with respect to TPG, or any of its subsidiaries or Affiliates (including any Person in which TPG holds, or contemplates acquiring, an investment, but excluding the Company and its Subsidiaries) (collectively “TPG Confidential Information”) that is in the Company’s possession on the date hereof or disclosed after the date of this Agreement to the Company by or on behalf of TPG, or its subsidiaries or Affiliates, provided, that the Company may disclose any such TPG Confidential Information (a) as has become generally available to the public, or was in or has come into the Company’s possession on a non-confidential basis, without, to the Company’s knowledge, a breach of any confidentiality obligations by the Person disclosing such TPG Confidential Information, or has been independently developed by the Company without use of TPG Confidential Information, (b) to the Company’s Affiliates, and its and their respective directors, officers, equityholders, partners, employees, agents, members and professional advisors who need to know such TPG Confidential Information and are subject to confidentiality obligations, (c) to the extent necessary in order to comply with any law, order, regulation or ruling applicable to the Company or its Affiliates, or to a regulatory agency with applicable jurisdiction, and (d) as may be required in response to any summons or subpoena or in connection with any litigation or arbitration, it being agreed that, unless such TPG Confidential Information has been generally available to the public, if such TPG Confidential Information is being requested pursuant to a summons or subpoena or a discovery request in connection with a litigation, then (A) the Company shall give TPG notice of such request and shall cooperate with TPG so that TPG may, in its discretion, seek a protective order or other appropriate remedy, if available, and (B) in the event that such protective order is not obtained (or sought by TPG after notice), the Company (1) shall furnish only that portion of the TPG Confidential Information which, in the written opinion of counsel, is legally required to be furnished and (2) will exercise its reasonable efforts to obtain adequate assurances that confidential treatment will be accorded TPG Confidential Information by its recipients.

6B. Sharing Information. To the extent permitted by antitrust or competition laws, each Stockholder agrees and acknowledges that the directors designated by TPG may share Confidential Information about the Company and its Subsidiaries with TPG.

SECTION 7.	DEFINITIONS

“1933 Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the 1933 Securities Act shall be deemed to include any corresponding provisions of future law.

“1934 Securities Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the 1934 Securities Act shall be deemed to include any corresponding provisions of future law.

“Additional Stockholder” has the meaning set forth in the preface above.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, as amended, modified and waived from time to time in accordance with the terms hereof.

“Board” means the board of directors of the Company.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the shares of common stock, par value $0.01, of the Company.

“Company” has the meaning set forth in the preface above.

“Company Stock” means the Shares and any other shares of capital stock of the Company from time to time outstanding.

“Confidential Information” has the meaning set forth in Section 6.

“Credit Facility” means the Credit Agreement, dated as of January 31, 2014 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Company and the other Borrowers party thereto, each of the other Loan Parties from time to time party thereto, each Lender from time to time party thereto and Bank of Montreal, as Administrative Agent, Swing Line Lender, and an L/C Issuer.

“Equity Securities” means, with respect to the Company, (i) shares of Company Stock, (ii) obligations, evidences of indebtedness or other securities or interests, in each case that are convertible or exchangeable into shares of Company Stock, (iii) warrants, options or other rights to purchase or otherwise acquire shares of Company Stock, (iv) any capital stock of the Company issued or issuable upon the exercise, conversion, or exchange of any of the securities referred to in clauses (i) through (iii) above, (v) any securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (i) through (iv) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation or other reorganization. As to any particular securities constituting Company Stock, such securities will cease to be Company Stock when they have been (1) effectively registered under the 1933 Securities Act and disposed of in accordance with the registration statement or prospectus covering them, (2) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the 1933 Securities Act (or any similar or equivalent provision then in force), or (3) been repurchased or otherwise acquired by the Company.

“Fund Indemnitors” has the meaning set forth in Section 3H.

“Governing Documents” with respect to the Company and any of its Subsidiaries, means, collectively, such Person’s certificate of incorporation, certificate of formation, bylaws, operating agreement or similar governing documents.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Indemnitee” has the meaning set forth in Section 3H.

“Joinder Agreement” has the meaning set forth in the preface above.

“Necessary Action” means, with respect to a specified result, all actions, to the fullest extent permitted by applicable law, necessary to cause such result, including, without limitation, (i) voting or providing a written consent or proxy with respect to the Company Stock, (ii) causing the adoption of Stockholders’ resolutions and amendments to the Governing

Documents, (iii) executing agreements and instruments and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Non-TPG Shares” means the shares of Company Stock other than the TPG Shares.

“Permitted TPG Transfer” means any Transfer of Company Stock by TPG or its Affiliates (i) to or among TPG and its Affiliates and/or its or their limited partners or (ii) pursuant to an in-kind distribution to their equityholders.

“Permitted Transferee” means (i) with respect to any Stockholder who is a natural person, such Stockholder’s “family members” as defined under Rule 701 promulgated under the 1933 Securities Act, as in effect as of the date hereof (“family members”); (ii) in the case of TPG or an Affiliate of TPG, a Permitted TPG Transferee; and (iii) in the case of J.A. Cosmetics Corp. (the initial Rollover Stockholder), the stockholders thereof and their family members provided in each case that (w) such Transfer is consummated in accordance with Section 2A(ii), (x) the restrictions contained herein will continue to be applicable to the applicable Company Stock after any such Transfer, (y) the transferee(s) of such Company Stock is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act (or any similar or equivalent provision then in force) and (z) neither the transferee(s) of such Company Stock nor any of its Affiliates is, or is reasonably expected to be, engaged in any business or other activities which competes with the business of the Company or any of its Subsidiaries.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Public Offering” means any sale, in an underwritten public offering registered under the 1933 Securities Act, of the Company’s (or any successor’s) Equity Securities.

“Public Sale” means any sale of Company Stock or other securities to the public pursuant to an offering registered under the Securities Act or through a broker, dealer or market maker pursuant to the provisions of Rule 144 promulgated under the 1933 Securities Act.

“Registration Rights Agreement” means the Registration Rights Agreement, dated January 31, 2014, by and among the Company, the Stockholders and the other parties thereto, as amended from time to time.

“Rollover Stockholders” has the meaning set forth in the preface above.

“Schedule of Additional Stockholders” has the meaning set forth in the preface above.

“Schedule of Rollover Stockholders” has the meaning set forth in the preface above.

“Section 16 Reporting Person” has the meaning set forth in Section 3J.

“Shares” means the shares of common stock, par value $0.01, of the Company, and any other Equity Securities of the Company from time to time outstanding.

“Stockholder” has the meaning set forth in the preface above.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of units of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Terminated Stockholder” has the meaning set forth in Section 3J.

“TPG” has the meaning set forth in the preface above.

“TPG Affiliated Person” means, each of TPG and all of its respective partners, principals, directors, officers, members, managers, managing directors, advisors, consultants and employees, TPG’s Affiliates, the TPG Directors, or any officer of the Company that is an Affiliate of TPG.

“TPG Confidential Information” has the meaning set forth in Section 6A(ii).

“TPG Directors” has the meaning set forth in Section 3A.

“TPG Shares” means the Shares held by TPG as of any date. As to any particular securities constituting TPG Shares, such securities shall cease to be TPG Shares when they have been (i) effectively registered under the 1933 Securities Act and disposed of in accordance with the registration statement covering them, (ii) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the 1933 Securities Act (or any similar provision then in force), or (iii) repurchased by the Company or any Subsidiary.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

SECTION 8.	MISCELLANEOUS

8A. Amendment and Waiver. This Agreement may be amended, modified or waived with the written consent of TPG; provided that if any such amendment, modification or waiver would, individually or in the aggregate, adversely affect in any material respect the rights, preferences or privileges of any holder of Non-TPG Shares (without regard to any effect on the individual circumstances of the holder of such Non-TPG Shares) disproportionately to the effect of such amendment, modification or waiver on the rights, preferences or privileges of the TPG Shares, such amendment, modification or waiver shall also require the written consent of the holders of a majority of the Non-TPG Shares. The Board may, without the consent of any other Stockholder, amend the Schedule of Additional Stockholders to reflect the issuance or Transfer to any Stockholder consistent with this Agreement.

8B. Freedom to Pursue Opportunities. The Company and the Stockholders acknowledge and understand that TPG and its respective Affiliates, including the TPG Directors, from time to time review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company, and may trade in the securities of such enterprises. Nothing in this Agreement shall preclude or in any way restrict TPG, any of its respective Affiliates, including the TPG Directors, from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company, and the Company and its Stockholders hereby waive, in perpetuity, any and all claims that it now has or may have in the future, and agree not to initiate any litigation or any other cause of action (whether or not in a court of competent jurisdiction) in respect of any such waived claims, or otherwise on the basis of, or in connection with, the doctrine of corporate opportunity (or any similar doctrine).

8C. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8D. Entire Agreement. Except as otherwise expressly set forth herein, this document and the documents referenced herein and therein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

8E. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders from time to time party hereto and any subsequent holders of Company Stock and the respective successors and assigns of each of them, so long as they hold Company Stock.

8F. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

8G. Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder shall have the right to injunctive relief or specific performance, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement shall be construed to confer upon any Person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

8H. Notices. Any notice provided for under this Agreement will be deemed to have been given hereunder (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a business day at the location of receipt and otherwise on the next following business day, provided that such notice, demand or other communication is also deposited within 24 hours thereafter with a reputable overnight courier service (charges prepaid) for delivery to the same Person, (iv) upon transmittal by e-mail if transmitted before 5:00 p.m. (on a business day) in the time zone of the address of the recipient and otherwise on the next following business day, or (iv) five (5) days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, in each case to the addresses provided below, the addresses as indicated by the Company’s records or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. The Company’s address is:

e.l.f. Beauty, Inc.
570 10th Street
Oakland, California 94607
Attention:	General Counsel
Facsimile:	###
Email:	###

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
333 South Hope Street, 29th Floor
Los Angeles, California 90071
Attention:	###
Facsimile:	###
Email:	###

8I. Governing Law. This Agreement, including all issues concerning the relative rights of the Company and the Stockholders with respect to the matters set forth herein, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

8J. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8K. Understanding among the Stockholders. Except as otherwise provided herein, the determination of each Stockholder to purchase the Company Stock has been made by such Stockholder independent of any other Stockholder, or any of such other Stockholder’s Affiliates, and independent of any statements or opinions as to the advisability of such contribution or as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by any other Stockholder or by any agent, Affiliate or employee of any other Stockholder. In addition, it is acknowledged by each Stockholder that no Stockholder has acted as an agent of any other Stockholder in connection with making its investment hereunder and that no Stockholder shall be acting as an agent of any other Stockholder in connection with monitoring its investment hereunder. It is further acknowledged by the other Stockholders that TPG and its Affiliates have retained Kirkland & Ellis LLP to act as their counsel in connection with this Agreement and that Kirkland & Ellis LLP has not acted as counsel for any other party in connection herewith or therewith and that no other party has the status of a client of Kirkland & Ellis LLP for conflict of interest or other purposes as a result thereof.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

COMPANY:

E.L.F. BEAUTY, INC.

By:
Name:
Title:

[Signature Pages - Stockholders Agreement]

STOCKHOLDERS:

J.A. COSMETICS CORP.

By:
Name:
Title:

Alan Shamah

Joseph Shamah

[Signature Pages - Stockholders Agreement]

Amin Family Trusts

By:
Name:	Tarang P. Amin
Title:	Attorney-in-Fact

By:
Name:	Hirni T. Amin
Title:	Attorney-in-Fact

[Signature Pages - Stockholders Agreement]

TPG ELF HOLDINGS, L.P.

By: TPG Growth II Advisors, Inc.
its general partner

By:
Name:	Clive Bode
Title:	Vice President

[Signature Pages - Stockholders Agreement]

Milsten/Conner Trust dated October 17, 2008

By:
Name:	Scott Milsten
Title:	Trustee

[Signature Pages - Stockholders Agreement]

Scott Milsten

Tarang Amin

John Bailey

Richard F. Baruch, Jr.

Erin C. Daley

Jonathan T. Fieldman

[Signature Pages - Stockholders Agreement]

SCHEDULE OF ROLLOVER STOCKHOLDERS

Rollover Stockholder
J.A. Cosmetics Corp.

[Signature Pages - Stockholders Agreement]

SCHEDULE OF ADDITIONAL STOCKHOLDERS

Additional Stockholder
Amin Family Trusts*
Milsten/Conner Trust dated October 17, 2008
Tarang Amin
Scott Milsten
John Bailey
Richard F. Baruch, Jr.
Erin C. Daley
Jonathan T. Fieldman
Joseph Shamah
Alan Shamah

*	Includes all trusts that are holders of Shares, of which Tarang Amin or his family member is the trustee, trustor, grantor, donor, settlor or beneficiary, or that was otherwise established by Tarang Amin or his family member

EXHIBIT A

FORM OF JOINDER AGREEMENT

This Joinder Agreement is being delivered to e.l.f. Beauty, Inc., a Delaware corporation (the “Company”), pursuant to Section 2 of that certain Amended and Restated Stockholders Agreement, dated as of [                    ], 2016 (as amended from time to time, the “Stockholders Agreement”), among the Company and the Stockholders (as defined therein). Capitalized terms used herein shall have the meanings assigned to such terms in the Stockholders Agreement.

The undersigned hereby executes and delivers to the Company this Joinder Agreement, pursuant to which the undersigned hereby becomes a party to the Stockholders Agreement and agrees to be bound by the provisions of the Stockholders Agreement with respect to the                                          Shares held by the undersigned.

Any notice provided for in the Stockholders Agreement should be delivered to the undersigned at the address set forth below:

Telephone:
Facsimile:

Dated:

[ ]

[Stockholders Agreement - Joinder]